Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Penn Virginia Corporation:

We consent to the use of our report dated February 25, 2011, with respect to the consolidated balance sheets of Penn Virginia Corporation and subsidiaries as of December 31, 2010 and 2009, and the related consolidated statement of income, shareholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2010, and the effectiveness of internal control over financial reporting as of December 31, 2010, incorporated herein by reference.

Houston, Texas

May 6, 2011